Media Contact: Doug Fitzgerald, Executive Vice President Communications Tel: 630-322-6830 E-mail: doug.fitzgerald@rrd.com

Investor Contact: Dan Leib, Senior Vice President, Treasurer Tel: 312-326-7710 E-mail: dan.leib@rrd.com

RR DONNELLEY REVISES FULL-YEAR 2008 NON-GAAP GUIDANCE; BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND AND CURRENTLY PLANS TO MAINTAIN PRESENT DIVIDEND
  Revises full-year 2008 non-GAAP earnings per diluted share from continuing operations guidance to be between $2.80 and $2.90
  Board of Directors declares a regular quarterly dividend of 26 cents per common share and currently plans to maintain present quarterly dividend
  Will release final fourth-quarter and full-year 2008 results on February 25, 2009 before the market opens and host a conference call at 10:00 am eastern time on the same day

CHICAGO - January 9, 2009 -- R.R. Donnelley & Sons Company (NYSE:RRD) announced today revised 2008 non-GAAP earnings per diluted share from continuing operations guidance of between $2.80 and $2.90, compared to previous guidance of $3.08 to $3.11. The guidance is based on expected full-year revenue of approximately $11.5 billion and an average fully diluted share base of approximately 211 million for the year. Full-year capital expenditures are expected to be approximately $335 million. At the end of 2008, cash and equivalents are expected to be approximately $315 million and additional available liquidity under the Company's $2 billion committed revolving credit facility is expected to be approximately $1.5 billion. The implied fourth-quarter 2008 expected results are non-GAAP earnings per diluted share from continuing operations of between $0.51 and $0.61 on an average fully diluted share base of approximately 205 million and revenue of approximately $2.7 billion.

"Since we observed credit markets tightening in mid-2007 we have been taking timely and difficult actions to ensure that we match expenses with revenues and maintain strong liquidity," said Thomas J. Quinlan III, RR Donnelley's President and Chief Executive Officer. "We will also continue to invest in support of our customers and to be responsive to the challenges and opportunities presented by these unprecedented global economic conditions."

RR Donnelley's Board of Directors declared a regular quarterly dividend of 26 cents per common share. The dividend is payable March 2, 2009, to stockholders of record as of the close of business on January 23, 2009. The Board of Directors currently plans to continue to pay the present quarterly dividend of $0.26 per share.

"We believe that the rate of economic change remains elevated," continued Quinlan. "As a consequence of the unpredictable global environment and its potential impacts on competitors and customers, we do not expect to provide full-year earnings per share guidance for 2009 on our February 25 conference call. However, we look forward to providing detail behind our strategic and operational plans at that time."

For the fourth quarter and full year of 2008, non-GAAP net earnings per diluted share from continuing operations exclude restructuring and impairment charges, certain investment gains or losses and non-recurring income tax items, the exact amount of which are not currently determinable, but may be significant. For that reason, the company is unable to provide fourth quarter and full-year GAAP net earnings estimates at this time. Furthermore, the expected fourth quarter and full-year 2008 non-GAAP results are subject to completion of the Company's year-end accounting processes, which include the finalization of several potentially significant items that could affect these results. These items include, among others, the valuation of accounts receivable and inventories, estimation of certain contingent liabilities, and the finalization of the Company's provision for income taxes. Final results could also be affected by certain subsequent events in accordance with GAAP.

The company believes that non-GAAP earnings per diluted share is useful because that information is an appropriate measure for evaluating the company's operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management's effectiveness with specific reference to this indicator. This measure should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Conference Call Details
RR Donnelley will host a conference call and simultaneous webcast to discuss its fourth -quarter results on Wednesday, February 25, 2009 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The live webcast will be accessible on RR Donnelley's web site: www.rrdonnelley.com. Individuals wishing to participate can join the conference call by dialing 706.634.1139. A webcast replay will be archived on the Company's web site for 30 days after the call. In addition, a telephonic replay of the call will be available for seven days at 706.645.9291, passcode 79873109.

About RR Donnelley

RR Donnelley (NYSE: RRD) is the world's premier full-service provider of print and related services, including business process outsourcing. Founded more than 140 years ago, the company provides products and solutions in commercial printing, direct mail, financial printing, print fulfillment, labels, forms, logistics, call centers, transactional print-and-mail, print management, online services, digital photography, color services, and content and database management to customers in the publishing, healthcare, advertising, retail, technology, financial services and many other industries. The largest companies in the world and others rely on RR Donnelley's scale, scope and insight through a comprehensive range of online tools, variable printing services and market-specific solutions.

Use of Forward-Looking Statements

This news release may contain "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley's filings with the SEC. RR Donnelley disclaims any obligation to update or revise any forward-looking statements.